Back

BANCO SANTANDER (BRASIL) S.A.

Incentive Plans

Information for Compliance with
Instruction 481/09 - Attachment 13 of the
Brazilian Securities & Exchange Commission (“CVM”)

Stock Option and Incentive Plans

Approved by the Meeting of the Bank’s Board of Directors held on December 23, 2009:

• Option Plan for the Purchase of Share Deposit Certificates (“Units”) –“Stock Option Plan”; and

• Long-Term Incentive Plan – Investment in Share Deposit Certificates (“Units”) – “Incentive Plan”.

Stock Option Plan

Potential Beneficiaries (items 2.1 and 5.1 of the Plan):

• Certain managers and managerial employee of the Bank and companies controlled thereby (at a higher hierarchical level, as determined by the Board of Directors and informed to Human Resources Department) .
• Approximately sixty (60) beneficiaries are estimated.

Maximum Number of Options/Units (item 7.1 of the Plan):

• Maximum percentage of capital dilution: 0.5% .
• Thus, the maximum number of Options/Units is 19,002,100.
• Each Unit represents 50 preferred shares and 55 common shares.

Stock Option Plan

Purchase Conditions (Chapter IX of the Plan):

• Free options to participants.

• Percentage of Vested Options defined in accordance with the parameters of the Plan, as follows:

• Total Return to the Shareholder (“RTA”), calculated for the period comprising 10.7.2009 and 12.31.2011 (and which will be compared with the RTA’s of the competitors of the Bank), considering the average quotation of their securities at the BM&FBOVESPA , distributions of dividend and interests over shareholder’s equity; and

• Percentage comparison between the budgeted net profit and the actual net profit for the years 2009, 2010 and 2011 and in the accrued profit for the period 2009-2011.

Stock Option Plan

Detailed Criteria for Determining the Vesting Price (item 8.1 of the Plan):

• R$ 23.50 per Unit, correspon ding to the price in the Public Offering.

Criteria for Determining the Vesting Period (item 10.1 of the Plan):

• From 6.30.2012 to 6.30.2014, subject to the provisions of the Plan.

Option Payment Method (item 14.2 of the Plan):

• Payment of the Units subscribed or purchased at sight, upon the act in legal tender.

Stock Option Plan

Criteria and Events for the Suspension, Change or Termination of the Plan (Chapters XII, XIII and XIX of the Plan):

• Dismissal, death and disability.
• Share split, reverse share split or shares’ bonuses, consolidation, merger, split-up et. al.
• Corporate reorganization and change of segment at the BM&FBOVESPA’s listing.

Major Objectives and How the Plan Contributes Thereto (item 2.1 of the Plan):

• Align the Bank’s and the participants’ interests.
• Allow retention of participants.
• Promote the good performance of the Bank and the interests of the Shareholders – long-term commitment of the participants.

Lock-Up

• One-third (1/3) of the Units resulting from the vesting of Options may not be disposed of for one (1) year as of the purchase date of each Unit.

Stock Option Plan

Insertion of the Plan in the Bank’s Compensation Policy:

• The Plan is an attractive that offers to participants, as an additional advantage, the opportunity to become or increase their participation as Shareholders of the Bank, recognizing the contribution of participants.
• Incentive for executives to generate sustainable results in a longer term.

Alignment of the Interests of Participants and Bank at short, medium, and long term:

• The performance indicators allow the Bank’s performance to be approximated to that of its competitors (both through the RTA and the compliance with the budget) .
• The Plan encourages accumulated and annual performance, awarding the regularity of results delivery.
• Through the lock-up, the executive remains as a Shareholder of the Bank for a longer period.

Estimate of Expenses arising out of the Plan:

• BRL 72 MM + charges
(in the 3 years)

Incentive Plan

Potential Beneficiaries (items 2.1 and 5.1 of the Plan):

• Certain managers and managerial employees of the Bank and companies controlled thereby (seniority in the Santander Group, as determined by the Board of Directors and informed to Human Resources department) .
• Approximately 1,000 beneficiaries are estimated.

Purchase Conditions (items 3.1, 3.5 and 3.6 of the Plan):

• Payment of Bonus in cash, 50% of which (net) must be used for investment in Units at BM&FBOVESPA
• 1-Year Lock-up as of the purchase of the Units.

Maximum Number of Options/Shares Comprised by the Plan (items 3.5, 3.6 and 7.1 of the Plan):

• Not applicable. The participants will receive the funds as Bonus, a part of which (50%) will be used for purchasing Units at the auctions of the BM&FBOVESPA

Incentive Plan

Detailed Criteria for Determining the Vesting Price (item 8.1 of the Plan):

• The Bonus will be determined according to the number of Reference Units attributed to each participant.
• 3 successive cycles of determination (2009/2010/2011, 2010/2011/2012 and 2011/2012/2013) .
• The same parameters of the Stock Option Plan (see slide 4 above: (i) RTA compared to Bank’s competitors; and (ii) percentage comparison of the budgeted net profit and the actual profit for each year – on an individual and cumulative basis – which comprise the 3 cycles) shall be applied to determined the Number of Reference Units.
• Bonus Calculation Formula:

Number of Reference Units x Performance Percentage x Payment Price

Incentive Plan

Criteria for Determining the Vesting Period (item 14.1 of the Plan):

• Payment of the Bonus until 7.20.2012, 7.20.2013 and 7.20.2014 (each of the 3 determination cycles, respectively) .

Payment Method (item 3.6 of the Plan):

• As referred to above, part of the funds paid will be used for the purchase of Units at the BM&FBOVESPA .

Criteria and Events for the Suspension, Alteration of Termination of the Plan (Chapter XI and XII of the Plan):

• Dismissal, death and disability.
• Share split, reverse share split or shares’ bonuses, consolidation, merger, split-up et. al.

Incentive Plan

Major Objectives and How the Plan Contributes Thereto (item 2.1 of the Plan):

• Align the Bank’s and the participants’ interests.
• Allow retention of participants.
• Promote the good performance of the Bank and the interests of the Shareholders – long-term commitment of the participants.

Insertion of the Plan in the Bank’s Compensation Policy (item 3.3 of the Plan):

• The Plan is an attractive that offers to participants, as an additional advantage, the opportunity to become or increase their interests as Shareholders of the Bank, recognizing the contribution of participants.
• Incentive for executives to generate sustainable results in a longer term.

Alignment of the Interests of Participants and Bank at short, medium, and long term:

• The performance indicators allow the Banks ’ performance to be approximated to that of its competitors (both through the RTA and the compliance with the budget) .
• The Plan encourages accumulated and annual performance, awarding the regularity of result delivery.
• Through the lock-up, the executive remains as a Shareholder of the Bank for a longer period.

Estimate of Expenses arising out of the Plan:

• BRL 18 MM + charges
(per cycle)